AMN HEALTHCARE ANNOUNCES FOURTH QUARTER AND FULL YEAR 2025 RESULTS
Quarterly revenue of $748 million;
GAAP loss of ($0.20)/share and adjusted EPS of $0.22

DALLAS – (February 19, 2026) – AMN Healthcare Services, Inc. (NYSE: AMN), the leader and innovator in total talent solutions for healthcare organizations across the United States, today announced its fourth quarter and full year 2025 financial results. Financial highlights are as follows:

Dollars in millions, except per share amounts.

	Q4 2025	% Change Q4 2024	Full Year 2025	% Change Full Year 2024
Revenue	$748.2	2%	$2,730.4	(8%)
Gross profit	$195.1	(11%)	$774.1	(16%)
Net income (loss)	($7.7)	nm	($95.7)	nm
Diluted earnings (loss) per share	($0.20)	nm	($2.48)	nm
Adjusted diluted EPS*	$0.22	(70%)	$1.36	(59%)
Adjusted EBITDA*	$54.5	(27%)	$234.5	(31%)
* See “Non-GAAP Measures” below for a discussion of our use of non-GAAP items and the table entitled “Non-GAAP Reconciliation Tables” for a reconciliation of non-GAAP items.

2025 & Recent Highlights
•Fourth quarter 2025 financial results exceeded our expectations on better results from nurse and allied staffing, including revenue from a large labor disruption event.
•Driven by increased winter orders and the excellent execution by the AMN team, travel nurse volume grew 5% sequentially, with international nurse also resuming sequential growth.
•Our allied business experienced sequential growth for the quarter driven by strong performance by our schools business.
•Our interim leadership and search businesses were also better than expected, resuming sequential revenue growth in the quarter.
•Cash flow from operations was $76 million for the quarter and $269 million for the year.
•We reduced debt by $75 million in the quarter, bringing the full-year debt reduction to $285 million.

"Over the past year we gained nurse and allied staffing market share, competing successfully in direct and vendor-neutral while broadening our solution set into our strategic MSP clients," said Cary Grace, President and Chief Executive Officer of AMN Healthcare. "Our strategy to invest in people, processes and technology to more effectively serve the broader market as the industry shifts its focus to growth. AMN is well positioned as healthcare organizations seek innovative workforce solutions to enable volume growth amid cost and reimbursement pressures.
"Starting in the fourth quarter and continuing into the beginning of 2026, AMN has supported strategic clients in some unusually large labor disruption events to ensure they have continuity of care for their patients. Our efforts and investments in automation and leading technology have increased our fulfillment scalability, and our team has reached new highs in order fill rates for these events. I am extremely proud of how the entire AMN organization has risen to this unprecedented challenge, to manage the supply of thousands of healthcare professionals in these events while also maintaining high-quality service across all our clients."

Fourth Quarter 2025 Results
Consolidated revenue for the quarter was $748 million, a 2% increase over prior year and 18% higher than prior quarter. We reported a net loss of ($8 million), or ($0.20) per diluted share. This is compared with net loss of ($188 million), or ($4.90) per diluted share, in the same quarter last year. Adjusted diluted EPS was $0.22 compared with $0.75 in the year-ago quarter.

Revenue for the Nurse and Allied Solutions segment was $491 million, higher by 8% year over year and 36% sequentially. We recorded labor disruption revenue of $124 million. Travel nurse revenue was down 9% year over year and up 6% sequentially. Allied division revenue declined 1% year over year and increased 3% versus prior quarter.

The Physician and Leadership Solutions segment reported revenue of $170 million, down 2% year over year and down 5% sequentially. Locum tenens revenue was flat year over year, and was down 7% sequentially. Interim leadership revenue was down 8% year over year and up 4% sequentially. Search revenue was lower by 8% year over year and up 1% quarter over quarter.

Technology and Workforce Solutions segment revenue was $88 million reflecting a decrease of 18% year over year and 7% sequentially. Language services revenue was $70 million in the quarter, down 9% year over year and 7% compared with the prior quarter. Vendor management systems revenue was $16 million, 28% lower year over year and down 4% sequentially.

Consolidated gross margin was 26.1%, lower by 370 basis points year over year and lower by 300 basis points sequentially. The year-over-year decline in gross margin was primarily driven by lower margin in all three segments and unfavorable revenue mix. On a sequential basis, gross margin decreased due to lower margins in Nurse and Allied and Technology and Workforce Solutions and unfavorable revenue mix.

SG&A expenses were $152 million or 20.3% of revenue, compared with $159 million, or 21.6% of revenue, in the same quarter last year. SG&A was $139 million, or 21.8% of revenue, in the previous quarter. The year-over-year decrease in SG&A costs was primarily due to cost-containment efforts. The quarter-over-quarter increase was driven primarily by unfavorable professional liability actuarial adjustments, higher bad debt expenses, and higher labor disruption support costs.

Income from operations was $8 million compared with loss from operations of ($203 million) in the same quarter last year. Adjusted EBITDA was $54 million, reflecting a year-over-year decrease of 27%. Adjusted EBITDA margin was 7.3%, lower by 290 basis points year over year and a decrease of 180 basis points sequentially.

Full Year 2025 Results
Full year 2025 consolidated revenue was $2.730 billion, an 8% decrease from prior year. Full year net loss was ($96 million), or ($2.48) per diluted share, compared with net loss of ($147 million), or ($3.85) per diluted share, in the prior year. Adjusted diluted EPS was $1.36 compared with $3.31 in 2024.

Nurse and Allied Solutions segment revenue was $1.647 billion, a year-over-year decrease of 9%. The Physician and Leadership Solutions segment recorded revenue of $696 million, 4% lower compared with the prior year. Technology and Workforce Solutions segment revenue was $387 million, 12% lower year over year.

Full year consolidated gross margin was 28.3% compared with 30.8% for the prior year. The drop in gross margin year over year is attributable to a lower gross margin in all segments.

Full year consolidated SG&A expenses were $593 million, representing 21.7% of revenue as compared to $632 million, representing 21.2% of revenue, for the prior year. The year-over-year decrease in SG&A expenses was primarily due to reduced employee headcount and related expenses.

Full year loss from operations was ($55 million) compared with loss from operations of ($103 million) in the prior year. Adjusted EBITDA was $234 million, a year-over-year decrease of 31%. Adjusted EBITDA margin was 8.6%, 280 basis points lower year over year.

At December 31, 2025, cash and cash equivalents totaled $34 million. Cash flow from operations was $76 million for the quarter and $269 million for the full year. Capital expenditures were $8 million in the quarter and $36 million for the year. The Company ended the year with total debt outstanding of $775 million, including a revolving credit balance of $25 million, and a net leverage ratio of 3.3 to 1. The Company reduced its revolver balance by $185 million and total debt by $285 million in 2025.

First Quarter 2026 Outlook

Metric	Guidance*
Consolidated revenue	$1.225 - $1.240 billion
Gross margin	23.5% - 24.0%
SG&A as percentage of revenue	14.5% - 15.0%
Operating margin	5.9% - 6.5%
Adjusted EBITDA margin	9.7% - 10.2%
*Note: Guidance percentage metrics are approximate. For a reconciliation of adjusted EBITDA margin, see the table entitled “Reconciliation of Guidance Operating Margin to Guidance Adjusted EBITDA Margin” below.

Consolidated revenue in the first quarter of 2026 is projected to be 78-80% higher than the year-ago period. Nurse and Allied Solutions segment revenue is expected to be 137-139% higher than prior year. Labor disruption revenue assumed in guidance is approximately $600 million with the final amount subject to completion of the events. This compares with $39 million in the prior-year quarter. We expect Physician and Leadership Solutions segment revenue in the first quarter to be 5-8% lower year over year. Technology and Workforce Solutions segment revenue is projected to be down 16-18% year over year.

Other first quarter estimates include depreciation expense of $16 million, depreciation in cost of services of $2 million, non-cash amortization expense of $18 million, stock-based compensation expense of $8 million, interest expense of $10 million, integration and other expenses of $2 million, an adjusted tax rate of 28%, and 39.0 million weighted average diluted shares.

Conference Call on February 19, 2026
AMN Healthcare Services, Inc. (NYSE: AMN), the leader and innovator in total talent solutions for healthcare, will host a conference call to discuss its fourth quarter and full year 2025 financial results and first quarter 2026 outlook on Thursday, February 19, 2026, at 5:00 p.m. Eastern Time. A live webcast of the call can be accessed through this webcast link, which also will be available at AMN Healthcare’s investor relations website. Interested parties may participate live via telephone by registering at this conference call link. Please follow the link and register with a valid e-mail address. A PIN will be provided to you with dial-in instructions. If you lose track of these details, please re-register at the conference call link above.

About AMN Healthcare
AMN Healthcare is the leader and innovator in total talent solutions for healthcare organizations across the United States. The Company provides access to the most comprehensive network of quality healthcare professionals through its innovative recruitment strategies and breadth of career opportunities. With insights and expertise, AMN Healthcare helps providers optimize their workforce to successfully reduce complexity, increase efficiency and improve patient outcomes. AMN total talent solutions include managed services programs, clinical and interim healthcare leaders, temporary staffing, direct hire and retained search solutions, vendor management systems, recruitment process outsourcing, predictive modeling, language interpretation services, revenue cycle solutions, credentialing, and other services. Clients include acute-care hospitals, community health centers and clinics, physician practice groups, retail and urgent care centers, home health facilities, schools, and many other healthcare settings. AMN Healthcare is committed to fostering and maintaining a diverse team that reflects the communities we serve. Our commitment to the inclusion of many different backgrounds, experiences and perspectives enables our innovation and leadership in the healthcare services industry.
The Company’s common stock is listed on the New York Stock Exchange under the symbol “AMN.” For more information about AMN Healthcare, visit www.amnhealthcare.com, where the Company posts news releases, investor presentations, webcasts, SEC filings and other material information. The Company also utilizes email alerts and Really Simple Syndication

(“RSS”) as routine channels to supplement distribution of this information. To register for email alerts and RSS, visit http://ir.amnhealthcare.com.

Non-GAAP Measures
This earnings release and the non-GAAP reconciliation tables included with the earnings release contain certain non-GAAP financial information, which the Company provides as additional information, and not as an alternative, to the Company’s condensed consolidated financial statements presented in accordance with GAAP. These non-GAAP financial measures include (1) adjusted EBITDA, (2) adjusted EBITDA margin, (3) adjusted net income, and (4) adjusted diluted EPS. The Company provides such non-GAAP financial measures because management believes that they are useful both to management and investors as a supplement, and not as a substitute, when evaluating the Company’s operating performance. Additionally, management believes that adjusted EBITDA, adjusted EBITDA margin, adjusted net income, and adjusted diluted EPS serve as industry-wide financial measures. The Company uses adjusted EBITDA for making financial decisions, allocating resources and for determining certain incentive compensation objectives. The non-GAAP measures in this release are not in accordance with, or an alternative to, GAAP measures and may be different from non-GAAP measures, or may be calculated differently than other similarly titled non-GAAP measures, reported by other companies. They should not be used in isolation to evaluate the Company’s performance.  A reconciliation of non-GAAP measures identified in this release, along with further detail about the use and limitations of certain of these non-GAAP measures, may be found below in the table entitled “Non-GAAP Reconciliation Tables” under the caption entitled “Reconciliation of Non-GAAP Items” and the footnotes thereto or on the Company’s website at https://ir.amnhealthcare.com/financials/quarterly-results/default.aspx. Additionally, from time to time, additional information regarding non-GAAP financial measures, including pro forma measures, may be made available on the Company’s website.

Forward-Looking Statements
This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include, among others, statements concerning client retention, our ability to gain market share, whether our strategy to more effectively serve the broader market or our efforts and investments in automation and technology will be successful, demand for our services, and our outlook for 2026 consolidated revenue, gross margin, SG&A expenses as a percentage of revenue, operating margin, adjusted EBITDA margin, first quarter year-over-year revenue performance for each of our Nurse and Allied, Physician and Leadership, and Technology and Workforce Solutions reporting segments, labor disruption revenue, depreciation expense, depreciation in cost of services, non-cash amortization expense, stock-based compensation expense, interest expense, integration and other expenses, adjusted tax rate, and weighted average diluted shares. In addition, the financial results set forth in this press release reflect the Company’s current preliminary financial results prior to completion of the Company’s audit process and are subject to change. The Company bases these forward-looking statements on its current expectations, estimates and projections about future events and the industry in which it operates using information currently available to it. Forward-looking statements are identified by words such as “believe,” “anticipate,” “expect,” “intend,” “plan,” “will,” “may,” “estimates,” variations of such words and other similar expressions. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements. Actual results could differ materially from those discussed in, or implied by, these forward-looking statements as a result of a variety of factors, including consummating and incorporating acquisitions into our business, complying with extensive federal and state regulations related to the conduct of our operations, and continuing to recruit and retain sufficient quality healthcare professionals at reasonable costs.

The targets and expectations noted in this release depend upon, among other factors, (i) the duration of the period that hospitals and other healthcare entities decrease their utilization of temporary employees, physicians, leaders and other workforce technology applications, (ii) the ability of our clients to increase the efficiency and effectiveness of their staffing management and recruiting efforts, through predictive analytics, online recruiting, telemedicine or otherwise, and successfully hire and retain permanent staff, (iii) the extent to which the extent and duration challenging economic times will cause an increase in under- and uninsured patients and a corresponding reduction in overall healthcare utilization and demand for our services, (iv) our ability to effectively address client demand by attracting and placing nurses and other clinicians, (v) our ability to anticipate and quickly respond to changing marketplace conditions, such as alternative modes of healthcare delivery, reimbursement, or client needs, (vi) the effects of the COVID-19 pandemic or any future pandemic or health crisis on our business, financial condition and results of operation, (vii) our ability to manage the pricing impact that consolidation of healthcare delivery organizations may have on our business, (viii) the extent to which challenging economic times will have on the financial condition and cash flow of many hospitals and healthcare systems such that it impairs their ability to make payments to us, timely or otherwise, for services rendered, (ix) our ability to recruit and retain sufficient quality healthcare professionals at reasonable costs (x) our ability to develop and evolve our current technology offerings and capabilities and implement new infrastructure and technology systems to optimize our operating results and manage our business effectively, (xiii) our ability to comply with extensive and complex federal and state laws and regulations related to the conduct of our operations, costs and payment for services and payment for referrals as well as laws regarding employment practices, (xi) security breaches and cybersecurity incidents, including ransomware, that could compromise our information and systems and (xi) our ability to consummate and effectively incorporate acquisitions into our business.
For a discussion of additional risk factors and a more complete discussion of some of the cautionary statements noted above that could cause actual results to differ from those implied by the forward-looking statements contained in this press release, please refer to “Risk Factors” under Item 1A of our most recent Annual Report on Form 10-K for the year ended December 31, 2025, our subsequent Quarterly Reports on Form 10-Q and our Current Reports on Form 8-K. Be advised that developments subsequent to this press release are likely to cause these statements to become outdated and the Company is under no obligation (and expressly disclaims any such obligation) to update or revise any forward-looking statements whether as a result of new information, future events, or otherwise.

Contact:
Randle Reece
Senior Director, Investor Relations
866.861.3229

AMN Healthcare Services, Inc.
Condensed Consolidated Statements of Comprehensive Income (Loss)
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended			Twelve Months Ended
	December 31,		Sept 30,	December 31,
	2025	2024	2025	2025	2024
Revenue	$748,225	$734,709	$634,496	$2,730,429	$2,983,781
Cost of revenue	553,098	515,721	450,084	1,956,371	2,064,405
Gross profit	195,127	218,988	184,412	774,058	919,376
Gross margin	26.1%	29.8%	29.1%	28.3%	30.8%
Operating expenses:
Selling, general and administrative (SG&A)	152,113	158,922	138,594	593,022	632,489
SG&A as a % of revenue	20.3%	21.6%	21.8%	21.7%	21.2%

Depreciation and amortization (exclusive of depreciation included in cost of revenue)	34,854	40,161	37,380	147,869	167,103
(Gain) loss on sale of disposal group	42	—	(39,180)	(39,138)	—
Goodwill impairment losses	—	222,457	—	109,515	222,457
Long-lived assets impairment loss	—	—	—	18,262	—
Total operating expenses	187,009	421,540	136,794	829,530	1,022,049
Income (loss) from operations	8,118	(202,552)	47,618	(55,472)	(102,673)
Operating margin (1)	1.1%	(27.6)%	7.5%	(2.0)%	(3.4)%

Interest expense, net, and other (2)	12,280	23,114	9,627	45,591	69,901

Income (loss) before income taxes	(4,162)	(225,666)	37,991	(101,063)	(172,574)

Income tax expense (benefit)	3,534	(38,133)	8,703	(5,361)	(25,595)
Net income (loss)	$(7,696)	$(187,533)	$29,288	$(95,702)	$(146,979)
Net income (loss) as a % of revenue	(1.0)%	(25.5)%	4.6%	(3.5)%	(4.9)%

Other comprehensive income (loss):
Unrealized gains (losses) on available-for-sale securities, net, and other	(286)	45	80	309	412
Other comprehensive income (loss)	(286)	45	80	309	412

Comprehensive income (loss)	$(7,982)	$(187,488)	$29,368	$(95,393)	$(146,567)

Net income (loss) per common share
Basic	$(0.20)	$(4.90)	$0.76	$(2.48)	$(3.85)
Diluted	$(0.20)	$(4.90)	$0.76	$(2.48)	$(3.85)
Weighted average common shares outstanding:
Basic	38,733	38,263	38,619	38,521	38,188
Diluted	38,733	38,263	38,693	38,521	38,188

AMN Healthcare Services, Inc.
Condensed Consolidated Balance Sheets
(dollars in thousands)
(unaudited)

	December 31, 2025	September 30, 2025	December 31, 2024
Assets
Current assets:
Cash and cash equivalents	$33,972	$52,636	$10,649
Accounts receivable, net	382,560	391,100	437,817
Accounts receivable, subcontractor	48,041	51,610	70,481
Prepaid and other current assets	80,803	74,977	75,968
Total current assets	545,376	570,323	594,915
Restricted cash, cash equivalents and investments	45,606	44,362	71,840
Fixed assets, net	136,361	146,979	186,270
Other assets	282,552	276,764	258,053
Deferred income taxes, net	44,877	42,637	25,829
Goodwill	755,809	755,809	897,456
Intangible assets, net	283,526	302,077	381,364
Total assets	$2,094,107	$2,138,951	$2,415,727

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and accrued expenses	$161,968	$171,135	$184,311
Accrued compensation and benefits	298,837	293,182	287,544
Other current liabilities	116,809	77,845	73,930
Total current liabilities	577,614	542,162	545,785

Revolving credit facility	25,000	—	210,000
Notes payable, net	742,053	846,759	845,872
Other long-term liabilities	107,334	105,621	107,450
Total liabilities	1,452,001	1,494,542	1,709,107

Commitments and contingencies

Stockholders’ equity:	642,106	644,409	706,620

Total liabilities and stockholders’ equity	$2,094,107	$2,138,951	$2,415,727

AMN Healthcare Services, Inc.
Summary Condensed Consolidated Statements of Cash Flows
(dollars in thousands)
(unaudited)

	Three Months Ended			Twelve Months Ended
	December 31,		Sept 30,	December 31,
	2025	2024	2025	2025	2024

Net cash provided by operating activities	$75,572	$72,814	$22,666	$269,457	$320,418
Net cash provided by (used in) investing activities	(8,053)	(14,203)	58,992	4,302	(79,938)
Net cash used in financing activities	(83,242)	(79,898)	(71,214)	(295,893)	(259,448)
Net increase (decrease) in cash, cash equivalents and restricted cash	(15,723)	(21,287)	10,444	(22,134)	(18,968)
Cash, cash equivalents and restricted cash at beginning of period	82,894	110,592	72,450	89,305	108,273
Cash, cash equivalents and restricted cash at end of period	$67,171	$89,305	$82,894	$67,171	$89,305

AMN Healthcare Services, Inc.
Non-GAAP Reconciliation Tables
(dollars in thousands, except per share data)
(unaudited)

	Three Months Ended			Twelve Months Ended
	December 31,		Sept 30,	December 31,
	2025	2024	2025	2025	2024
Reconciliation of Non-GAAP Items:

Net income (loss)	$(7,696)	$(187,533)	$29,288	$(95,702)	$(146,979)
Income tax expense (benefit)	3,534	(38,133)	8,703	(5,361)	(25,595)
Income (loss) before income taxes	(4,162)	(225,666)	37,991	(101,063)	(172,574)
Interest expense, net, and other (2)	12,280	23,114	9,627	45,591	69,901
Income (loss) from operations	8,118	(202,552)	47,618	(55,472)	(102,673)
Depreciation and amortization	34,854	40,161	37,380	147,869	167,103
Depreciation (included in cost of revenue) (3)	2,376	1,313	2,248	8,731	6,676
(Gain) loss on sale of disposal group	42	—	(39,180)	(39,138)	—
Goodwill impairment losses	—	222,457	—	109,515	222,457
Long-lived assets impairment loss	—	—	—	18,262	—
Share-based compensation	5,762	3,666	6,713	30,683	23,317
Acquisition, integration, and other costs (4)	3,331	10,078	2,727	14,028	23,870
Adjusted EBITDA (5)	$54,483	$75,123	$57,506	$234,478	$340,750

Adjusted EBITDA margin (6)	7.3%	10.2%	9.1%	8.6%	11.4%

Net income (loss)	$(7,696)	$(187,533)	$29,288	$(95,702)	$(146,979)
Adjustments:
Amortization of intangible assets	18,551	21,036	20,441	78,027	92,770
Acquisition, integration, and other costs (4)	3,331	10,078	2,727	14,028	23,870
(Gain) loss on sale of disposal group	42	—	(39,180)	(39,138)	—
Goodwill impairment losses	—	222,457	—	109,515	222,457
Long-lived assets impairment loss	—	—	—	18,262	—
Fair value changes of equity investments and instruments (2)	—	9,730	—	—	9,730
Debt financing related costs	1,156	—	—	1,156	—
Tax effect on above adjustments	(6,001)	(47,100)	4,163	(33,538)	(69,337)
State tax audit reserve (7)	—	—	—	2,889	—
Tax effect of COLI fair value changes (8)	(1,713)	(290)	(2,848)	(6,637)	(6,464)
Tax deficiencies (benefits) related to equity awards and ESPP (9)	892	465	463	3,642	610
Adjusted net income (10)	$8,562	$28,843	$15,054	$52,504	$126,657

GAAP diluted net income (loss) per share (EPS)	$(0.20)	$(4.90)	$0.76	$(2.48)	$(3.85)
Adjustments	0.42	5.65	(0.37)	3.84	7.16
Adjusted diluted EPS (11) (12)	$0.22	$0.75	$0.39	$1.36	$3.31

AMN Healthcare Services, Inc.
Supplemental Segment Financial and Operating Data
(dollars in thousands, except operating data)
(unaudited)

	Three Months Ended			Twelve Months Ended
	December 31,		Sept 30,	December 31,
	2025	2024	2025	2025	2024
Revenue
Nurse and allied solutions	$490,710	$454,654	$361,476	$1,647,318	$1,815,718
Physician and leadership solutions	169,552	173,141	178,214	696,362	728,608
Technology and workforce solutions	87,963	106,914	94,806	386,749	439,455
	$748,225	$734,709	$634,496	$2,730,429	$2,983,781

Segment operating income (13)
Nurse and allied solutions	$36,484	$38,932	$28,761	$125,966	$173,591
Physician and leadership solutions	12,918	17,032	15,730	56,596	79,049
Technology and workforce solutions	24,896	40,278	30,889	126,244	173,755
	74,298	96,242	75,380	308,806	426,395
Unallocated corporate overhead (14)	19,815	21,119	17,874	74,328	85,645
Adjusted EBITDA (5)	$54,483	$75,123	$57,506	$234,478	$340,750

Gross Margin
Nurse and allied solutions	21.6%	23.8%	24.1%	23.0%	24.5%
Physician and leadership solutions	27.5%	28.5%	27.2%	27.6%	29.7%
Technology and workforce solutions	48.1%	57.3%	51.5%	52.7%	58.9%

Operating Data:
Nurse and allied solutions
Average travelers on assignment (15)	8,722	9,206	8,203	8,674	10,052

Physician and leadership solutions
Days filled (16)	48,004	51,641	52,723	203,394	220,045
Revenue per day filled (17)	$2,834	$2,646	$2,764	$2,779	$2,574

	December 31,		September 30,
	2025	2024	2025
Leverage ratio (18)	3.3	3.0	3.3

AMN Healthcare Services, Inc.
Additional Supplemental Non-GAAP Disclosures
Reconciliation of Guidance Operating Margin to
Guidance Adjusted EBITDA Margin
(unaudited)

	Three Months Ended
	March 31, 2026
	Low(19)	High(19)

Operating margin	5.9%	6.5%
Depreciation and amortization (total)	2.9%	2.8%
EBITDA margin	8.8%	9.3%
Share-based compensation	0.7%	0.7%
Integration and other costs	0.2%	0.2%
Adjusted EBITDA margin	9.7%	10.2%

(1)Operating margin represents income (loss) from operations divided by revenue.
(2)Changes in the fair value of equity investments and instruments are recognized in interest expense, net, and other. Since the changes in fair value are unrelated to the Company’s operating performance, we exclude the impact from the calculations of adjusted net income and adjusted diluted EPS.
(3)A portion of depreciation expense for AMN Language Services is included in cost of revenue. We exclude the impact of depreciation included in cost of revenue from the calculation of adjusted EBITDA.
(4)Acquisition, integration, and other costs include acquisition and integration costs, net changes in the fair value of contingent consideration liabilities for recently acquired companies, certain legal expenses, restructuring expenses and other costs associated with exit or disposal activities, and certain nonrecurring expenses, which we exclude from the calculation of adjusted EBITDA, adjusted net income, and adjusted diluted EPS because we believe that these expenses are not indicative of the Company’s operating performance. For the three and twelve months ended December 31, 2025, acquisition and integration costs were approximately $0.5 million and $2.3 million, respectively, certain legal expenses were approximately $0.8 million and $5.2 million, respectively, expenses related to the closures of certain office leases were approximately $0.2 million and $0.7 million, respectively, restructuring expenses and other costs associated with exit or disposal activities were approximately $0.8 million and $3.2 million, respectively, and other expenses were approximately $1.0 million and $2.7 million, respectively. For the three and twelve months ended December 31, 2024, acquisition and integration costs were approximately $0.4 million and $2.2 million, respectively, expenses related to the closures of certain office leases were approximately $0.5 million and $2.3 million, respectively, restructuring expenses and other costs associated with exit or disposal activities were approximately $0.4 million and $6.7 million, respectively, and other expenses were approximately $8.8 million and $14.1 million, respectively. Included in other expenses was an immaterial out-of-period adjustment of $7.3 million related to a revenue-based state tax audit. Certain legal expenses were approximately $1.0 million for the twelve months ended December 31, 2024. Additionally, the aforementioned costs for the twelve months ended December 31, 2024 were partially offset by an immaterial out-of-period adjustment of $2.4 million related to acquisition-related costs incurred in connection with the acquisition of MSDR.
(5)Adjusted EBITDA represents net income (loss) plus interest expense (net of interest income) and other, income tax expense (benefit), depreciation and amortization, depreciation (included in cost of revenue), (gain) loss on sale of disposal group, goodwill impairment losses, long-lived assets impairment loss, acquisition, integration, and other costs, restructuring expenses, certain legal expenses, and share-based compensation. Management believes that adjusted EBITDA provides an effective measure of the Company’s results, as it excludes certain items that management believes are not indicative of the Company’s operating performance. Adjusted EBITDA is not intended to represent cash flows for the period, nor has it been presented as an alternative to income (loss) from operations or net income (loss) as an indicator of operating performance. Although management believes that some of the items excluded from adjusted EBITDA are not indicative of the Company’s operating performance, these items do impact the consolidated statements of comprehensive income (loss), and management therefore utilizes adjusted EBITDA as an operating performance measure in conjunction with GAAP measures such as net income (loss).
(6)Adjusted EBITDA margin represents adjusted EBITDA divided by revenue.
(7)The Company recorded a reserve related to a state tax audit during the year ended December 31, 2025. Since this reserve is largely unrelated to our income (loss) before taxes and is unrepresentative of our normal effective tax rate, we excluded its impact in the calculation of adjusted net income and adjusted diluted EPS.
(8)The Company records net tax expense (benefit) related to the income tax treatment of the fair value changes in the cash surrender value of its company owned life insurance (“COLI”). Since this change in fair value is unrelated to the Company’s operating performance, we excluded the impact on adjusted net income and adjusted diluted EPS.
(9)The consolidated effective tax rate is affected by the recording of tax benefits and tax deficiencies related to equity awards vested during the period and tax benefits recognized for disqualifying dispositions related to our employee stock purchase plan (“ESPP”). The magnitude of the impact of tax benefits and tax deficiencies generated in the future related to equity awards and ESPP is dependent upon the Company’s future grants of share-based compensation, the Company’s future stock price on the date awards vest in relation to the fair value of the awards on the grant date, the Company’s future stock price on either the ESPP’s offering date or purchase date, whichever is lower, and the length of time the shares issued under the ESPP are held by employees. Since these tax benefits and tax deficiencies are largely unrelated to our income (loss) before taxes and are unrepresentative of our normal effective tax rate, we excluded their impact in the calculations of adjusted net income and adjusted diluted EPS.

(10)Adjusted net income represents GAAP net income (loss) excluding the impact of the (A) amortization of intangible assets, (B) acquisition, integration, and other costs, (C) (gain) loss on sale of disposal group, (D) goodwill impairment losses, (E) long-lived assets impairment loss, (F) certain legal expenses, (G) changes in fair value of equity investments and instruments, (H) deferred financing related costs, (I) tax effect, if any, of the foregoing adjustments, (J) state tax audit reserve, (K) tax benefits and tax deficiencies relating to equity awards vested and ESPP, (L) net tax expense (benefit) related to the income tax treatment of fair value changes in the cash surrender value of its COLI, and (M) restructuring tax benefits. Management included this non-GAAP measure to provide investors and prospective investors with an alternative method for assessing the Company’s operating results in a manner that is focused on its operating performance and to provide a more consistent basis for comparison between periods. However, investors and prospective investors should note that this non-GAAP measure involves judgment by management (in particular, judgment as to what is classified as a special item to be excluded in the calculation of adjusted net income). Although management believes the items in the calculation of adjusted net income are not indicative of the Company’s operating performance, these items do impact the consolidated statements of comprehensive income (loss), and management therefore utilizes adjusted net income as an operating performance measure in conjunction with GAAP measures such as GAAP net income (loss).
(11)Adjusted diluted EPS represents adjusted net income divided by diluted weighted average common shares outstanding. Management included this non-GAAP measure to provide investors and prospective investors with an alternative method for assessing the Company’s operating results in a manner that is focused on its operating performance and to provide a more consistent basis for comparison between periods. However, investors and prospective investors should note that this non-GAAP measure involves judgment by management (in particular, judgment as to what is classified as a special item to be excluded in the calculation of adjusted net income). Although management believes the items in the calculation of adjusted net income are not indicative of the Company’s operating performance, these items do impact the consolidated statements of comprehensive income (loss), and management therefore utilizes adjusted diluted EPS as an operating performance measure in conjunction with GAAP measures such as GAAP diluted EPS.
(12)As GAAP net loss is reported for the three and twelve months ended December 31, 2025 and three and twelve months ended December 31, 2024, basic weighted average common shares outstanding was used to calculate GAAP diluted EPS for those periods because the dilutive potential common shares have an anti-dilutive effect (i.e., result in a lower loss per share). As adjusted net income is reported for the three and twelve months ended December 31, 2025, diluted weighted average common shares outstanding (including dilutive potential common shares) of 38,817 and 38,609, respectively, were used to calculate adjusted diluted EPS. As adjusted net income is reported for the three and twelve months ended December 31, 2024, diluted weighted average common shares outstanding (including dilutive potential common shares) of 38,329 and 38,273, respectively, were used to calculate adjusted diluted EPS.
(13)Segment operating income represents net income (loss) plus interest expense (net of interest income) and other, income tax expense (benefit), depreciation and amortization, depreciation (included in cost of revenue), unallocated corporate overhead, acquisition, integration, and other costs, legal settlement accrual changes, share-based compensation, goodwill impairment losses, long-lived assets impairment loss, and (gain) loss on sale of disposal group.
(14)Unallocated corporate overhead (as presented in the tables above) consists of unallocated corporate overhead (as reflected in our quarterly and annual financial statements filed with the SEC) less acquisition, integration, and other costs and legal settlement accrual changes.
(15)Average travelers on assignment represents the average number of nurse and allied healthcare professionals on assignment during the period presented.
(16)Days filled is calculated by dividing the locum tenens hours filled during the period by eight hours.
(17)Revenue per day filled represents revenue of the Company’s locum tenens business divided by days filled for the period presented.
(18)Leverage ratio represents the ratio of the consolidated funded indebtedness (as calculated per the Company’s credit agreement) at the end of the subject period to the consolidated adjusted EBITDA (as calculated per the Company’s credit agreement) for the twelve-month period ended at the end of the subject period.
(19)Guidance percentage metrics are approximate.